                        AGREEMENT AND PLAN OF SHARE EXCHANGE


AGREEMENT AND PLAN OF SHARE EXCHANGE (the "Agreement") dated this 4th day of October, 1999, by and between STRACHAN, INC., a Nevada corporation ("STRACHAN"), and LIGHTTOUCH VEIN & LASER, INC., an Ohio corporation ("LIGHTTOUCH").

WHEREAS, the Board of Directors of STRACHAN and the Board of Directors of LIGHTTOUCH deem it advisable and in the best interests of STRACHAN and LIGHTTOUCH that STRACHAN acquire LIGHTTOUCH by exchanging all of the issued and outstanding shares of LIGHTTOUCH for shares of STRACHAN (the "Share Exchange"); and

WHEREAS, the Sole Director of STRACHAN and the Board of Directors of LIGHTTOUCH have approved and adopted this Agreement as a "plan of reorganization" within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and conditions contained herein, and for other goods and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto agree that all of the issued and outstanding capital stock of LIGHTTOUCH shall be acquired by STRACHAN, upon and subject to the following terms and conditions:

                                      ARTICLE I
                             GENERAL TERMS AND PROVISIONS

SECTION 1.01. EFFECTIVENESS. STRACHAN shall issue new STRACHAN Common Stock in exchange for the outstanding LIGHTTOUCH Stock on the terms provided herein, and LIGHTTOUCH shall become a subsidiary of STRACHAN with an Effective Date of October 1, 1999.

SECTION 1.02. TAKING OF NECESSARY ACTION. STRACHAN and LIGHTTOUCH shall take all such actions as may be necessary or appropriate in order to effectuate the transactions contemplated by this Agreement. If, at any time after the Effective Date, any further action is necessary or desirable to carry out the purpose of this Agreement or to vest STRACHAN with title to any or all of the properties, assets, rights, approvals, immunities, of LIGHTTOUCH, the officers and directors of STRACHAN and its subsidiary, at the expense of STRACHAN, shall take such necessary or desirable action.

SECTION 1.03. NAME CHANGE. Immediately after the Effective Date, STRACHAN shall change its name to "LightTouch Vein & Laser, Inc."

                                     ARTICLE II
                                EXCHANGE OF SHARES

SECTION 2.01. EXCHANGE OF SHARES. On the Effective Date, STRACHAN shall issue 2,246.25 new post-split shares of STRACHAN Common Stock for each share of Common Stock of LIGHTTOUCH for a total issuance of 6,750,000 shares, as set forth on Schedule A attached hereto.

SECTION 2.02.  STOCK LEGENDS.

     (a) Certificates representing shares of STRACHAN Common Stock issued to LIGHTTOUCH shareholders shall bear a legend restricting transfer of the shares of the Common Stock represented by such certificate in substantially the form set forth below:

          "The securities represented by this certificate have not been registered under the Securities Act of 1933 (the "Act") or applicable state law, and are "restricted securities" as that term is defined in Rule 144 under the Act. The securities may not be offered for sale, sold, or otherwise transferred except pursuant to an effective registration statement under the Act and applicable state law, the availability of which is to be established to the satisfaction of the Company."

     (b) STRACHAN shall, from time to time, make stop transfer notations in its records to ensure compliance in connection with any proposed transfer of the shares with the Act, and all applicable state securities laws.

SECTION 2.03. RIGHT TO DISSENT. LIGHTTOUCH shall comply with the provisions of the Ohio General Corporation Law with regard to dissenters' rights. LIGHTTOUCH represents that holders of at least 80% of the outstanding stock of LIGHTTOUCH will agree to the share exchange described herein.

                                     ARTICLE III
                            REPRESENTATIONS AND WARRANTIES

Each of STRACHAN and LIGHTTOUCH represents to the other as follows:

SECTION 3.01. CAPITALIZATION. It has no obligation under any agreement with any person to register any of its securities under the 1933 Act or any applicable state securities laws and, during the three years preceding the date of this Agreement, it has not sold or issued any of its securities in a transaction which was not registered under the 1933 Act or any applicable state securities law or exempt from such registration. There are no preemptive rights with respect to any of its securities.

     (a) LIGHTTOUCH. LIGHTTOUCH represents and warrants that its authorized capital stock consists of 7,000 shares of Common Stock, no par value, of which 3,005 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of LIGHTTOUCH are validly issued, fully paid, and nonassessable.

     (b) STRACHAN. STRACHAN represents and warrants that its authorized capital stock consists of 100,000,000 shares of Common Stock, $0.001 par value per share, of which 460,000 of the shares are issued and outstanding as of the date of this Agreement.

SECTION 3.02. PRINCIPAL SHAREHOLDERS. No person owns of record or, to the best of its knowledge, owns beneficially five percent or more of any class of the issued and outstanding shares of its voting securities, except as set forth as follows: see attached Schedule A to this Agreement.

SECTION 3.03.  NO SUBSIDIARIES.  It has no subsidiaries.

SECTION 3.04. OPTIONS AND OTHER RIGHTS. There are no outstanding options, warrants, or rights to subscribe for, purchase, or receive shares of its common stock or any other securities convertible into common stock.

                                      ARTICLE IV
                      CONDITIONS PRECEDENT TO THE SHARE EXCHANGE

The obligations of the parties under this Agreement are subject to the satisfaction of the following express conditions precedent at or before the Effective Date:

SECTION 4.01. COMPLIANCE WITH LAWS. All statutory requirements for the valid consummation by it of the transactions contemplated by this Agreement shall have been fulfilled.

SECTION 4.02. BLUE SKY FILINGS. All Blue Sky filings and permits or orders required to carry out the transactions contemplated by this Agreement shall have been made and received containing no term or condition reasonably unacceptable to it.

SECTION 4.03. ADEQUATE PROCEEDINGS. All corporate and other proceedings in connection with the transactions contemplated herein and all documents incident thereto shall be reasonably satisfactory in form and substance to it and its counsel.

SECTION 4.04. CERTIFICATE OF PRESIDENT AND SECRETARY. Each corporation shall have furnished to the other a certificate of the President or Vice President and the Secretary of the respective company, dated as of the Effective Date, to the effect that the representations and warranties of the respective company in this Agreement are true and correct at and as of the Effective Date, that no error, misstatement, or omission has been discovered or is known with respect to such representations and warranties, and that the respective company has complied with all the agreements and has satisfied all the covenants on its part to be performed at or prior to the Effective Date.

SECTION 4.05. NO ADVERSE CHANGE. Between the date of execution of this Agreement and the Effective Date, STRACHAN and LIGHTTOUCH (a) except in the ordinary course of its business, shall not have incurred any liabilities or obligations (direct or contingent) or disposed of any of its assets, or entered into any material transaction or suffered or experienced any materially adverse change in its condition, financial or otherwise, and (b) shall not have increased its issued and outstanding shares of common stock or any other securities.

SECTION 4.06 STOCK SPLIT. Prior to the Effective Date, STRACHAN shall have effected a forward stock split of 1.63-for-1 on its outstanding shares of Common Stock so that the 460,000 shares outstanding will be split to 750,000 shares.

                                      ARTICLE V
                                    MISCELLANEOUS

SECTION 5.01. ASSIGNMENT. This Agreement may not be assigned nor any of the performances hereunder delegated by operation of law or otherwise by any party hereto, and any purported assignment or delegation shall be void.

SECTION 5.02. HEADINGS. The article and section headings of this Agreement are inserted for convenience of reference only and do not constitute a part of this Agreement.

SECTION 5.03. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, legal representatives, assigns, and transferors.

SECTION 5.04. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof. There are no representations, warranties, conditions, or other obligations except as herein specifically provided. Any waiver, amendment, or modification hereof must be in writing. A waiver in one instance shall not be deemed to be a continuing waiver or waiver in other instance.

SECTION 5.05. COUNTERPARTS. This Agreement may be executed in counterparts and each counterpart hereof shall be deemed to be an original, but all such counterparts together shall constitute but one agreement an original, but all such counterparts together shall constitute but one agreement.

SECTION 5.06. NOTICES. All notices, requests, instructions, or other documents to be given hereunder shall be deemed given if in writing, sent registered mail:

     to STRACHAN:                      to LIGHTTOUCH:

     Attn: Gregory F. Martini          Attn: Gregory F. Martini
     10663 Montgomery Road             10663 Montgomery Road
     Cincinnati, OH 45242              Cincinnati, OH 45242

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                       STRACHAN, INC.


                                       By: /s/ Gregory F. Martini
                                          ------------------------------------
                                          Gregory F. Martini, President

                                       LIGHTTOUCH VEIN & LASER, INC.


                                       By: /s/ Gregory F. Martini
                                          ------------------------------------
                                          Gregory F. Martini, President

                                  SCHEDULE A

The principal shareholders of LightTouch Vein & Laser, Inc. are as follows:

-----------------------------------------------------------------------------
                                        NO. OF           NO. OF
                                    LIGHTTOUCH   STRACHAN POST-
 SHAREHOLDER                            SHARES     SPLIT SHARES    PERCENTAGE
-----------------------------------------------------------------------------
 Gregory F. Martini                      1,380        3,099,834      41.33%

 Colin C. Herd, M.D.                     1,260        2,830,283      37.74%

 Margaret Lanard, M.D.                     132          296,506      3.95%

 Tri-State Laser Corporation                53          119,052      1.59%

 Intram Investment Corporation              60          134,775      1.80%

 Gary Lessis                                30           67,388      0.90%

 Wayne Perrone                              60          134,775      1.80%

 Parnelli Groh                              30           67,388      0.90%

 Existing Strachan shareholders                         750,000      10.00%

 Total                                   3,005        7,500,000     100.00%
-----------------------------------------------------------------------------








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